Exhibit 10.16
ITT EXCESS PENSION PLAN IIA
Effective as of January 1, 1988
As Amended and Restated as of December 31, 2008

ITT EXCESS PENSION PLAN IIA
The ITT Excess Benefit Plan II (the “Plan”) was effective as of January 1, 1988. The purpose of the Plan was to provide those employees participating in the Retirement Plan for Salaried Employees of ITT Corporation or any successor plan thereto (the “Retirement Plan”) benefits which would have been payable under the Retirement Plan but for the limitations imposed on qualified plans by Section 415 of the Internal Revenue Code.
Effective as of January 1, 1988, the ITT Select Management Plan II was authorized by the Board of Directors of ITT Corporation to pay supplemental benefits to certain select management highly compensated employees who have qualified for benefits under the Retirement Plan. As of December 19, 1995, the ITT Select Management Plan II was merged into the ITT Excess Benefit Plan II and the surviving Plan was amended to accept the liabilities under ITT Industries Excess Pension Plan I attributable to all participants thereunder other than former or current Presidents, Chairmen, Chief Executive Officers, Chief Operating Officers or Executive Vice Presidents of ITT Industries, Inc. and was renamed the ITT Industries Excess Pension Plan II.
The Plan was amended, effective as of January 1, 2000, to reflect the changes in the Retirement Plan formula.
Effective as of July 13, 2004, the Plan was amended and restated to make certain administrative changes and to unify the definition of Acceleration Event with other employee benefit plans of ITT Corporation (formerly known as ITT Industries, Inc.) (the “Corporation”).
As of January 1, 2008, the Plan was amended to solely provide to individuals who are designated Eligible Employees under the Plan on and after January 1, 2008 benefits which would have been payable on their behalf under the Retirement Plan but for the limitations on benefits imposed by Section 415 and 401(a)(17) of the Internal Revenue Code (the “Code”), to transfer all liabilities not attributable to such excess benefits into the ITT Excess Pension Plan IIB (which is authorized to be effective as of January 1, 2008) and to rename the Plan, as amended, the ITT Excess Pension Plan IIA.

i

With respect to a Participant who (i) terminated employment with the ITT Corporation (the “Corporation”) and all its Associated Companies by December 31, 2008 or (ii) was employed by ITT Corporation or one of its Associated Companies on October 1, 2008 and signs and submits his signed acknowledgement of termination to the ITT HQ Compensation Department on or before December 31, 2008 formalizing his date of Termination of Employment in 2009, the portion of his benefit, if any, payable under the provisions of this Plan equal to his Grandfathered Pre-2005 Benefit (as defined herein) shall be subject to the provisions of the Plan as in effect on October 3, 2004 (attached hereto as Appendix C and made part hereof) without regard to any Plan amendments after October 3, 2004 which would constitute a material modification for Code Section 409A purposes, unless otherwise provided in Appendix A.
All benefits payable under this Plan, which is intended to constitute both an unfunded excess benefit plan under Section 3(36) of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and a nonqualified, unfunded deferred compensation plan for a select group of management employees under Title I of ERISA, shall be paid out of the general assets of the Corporation. The Corporation may establish and fund a trust in order to aid it in providing benefits due under the Plan.

ii

ITT EXCESS PENSION PLAN IIA

ITT EXCESS PENSION PLAN IIA
ARTICLE I. DEFINITIONS
The following terms when capitalized herein shall have the meanings assigned below.
1.01	Acceleration Event shall mean “Acceleration Event” as that term is defined under the provisions of the Plan as in effect on October 3, 2004.

1.02	Annuity Starting Date shall mean, unless the Plan expressly provides otherwise, the first day of the first period for which an amount is due as an annuity or any other form. However, if a Change in Control occurs, the Annuity Starting Date of a Participant with regard to his 409A Supplemental Benefit shall be the date such Change in Control occurs.

1.03	Associated Company shall mean any division, subsidiary or affiliated company of the Corporation not participating in the Plan which is an Associated Company, as defined in the Retirement Plan.

1.04	Beneficiary shall mean the person designated pursuant to the provisions of the Retirement Plan to receive benefits under said Retirement Plan after a Participant’s death. In the absence of a beneficiary designation under the provisions of the Retirement Plan, the Participant’s Beneficiary shall be his spouse (or Registered Domestic Partner), if any, otherwise his estate. Notwithstanding the foregoing, with respect to any survivor benefit payable pursuant to the provision of Section 2.04(c)(ii) based on the Participant’s 409A Supplemental Benefit attributable to the Traditional Pension Plan (“TPP”) formula (as defined in Section 4.01(b) of the Retirement Plan), in the absence of a beneficiary designation under the provisions of the Retirement Plan, the Participant’s Beneficiary shall be his spouse (or Registered Domestic Partner), if any, otherwise the person or persons named as his beneficiary (or beneficiaries) under the ITT Salaried Investment and Savings Plan, if any, or if none, then the person or persons named as his beneficiary (or beneficiaries) under the Company’s life insurance program. For purposes of the Plan, a Registered Domestic Partner shall have the same meaning as set forth in the Retirement Plan.

1.05	Board of Directors shall mean the Board of Directors of ITT Corporation or any successor thereto.

1.06	Change in Control shall mean an event which shall occur if there is: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation.

For purposes of this Section, a change in the ownership occurs on the date on which any one person, or more than one person acting as a group (as defined in Treasury Regs. 1.409A-3(i)(5)(v)(B)), acquires ownership of stock that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation.

A change in the effective control occurs on the date on which either (i) a person, or more than one person acting as a group (as defined in Treasury Regs. 1.409A-3(i)(5)(v)(B)), acquires ownership of stock possessing 30% or more of the total voting power of the stock of the Corporation, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder.

A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group (as defined in Treasury Regs. 1.409A-3(i)(5)(v)(B)), other than a person or group of persons that is related to the Corporation, acquires assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A and the regulations promulgated thereunder.

1.07	Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.08	Committee shall mean the Benefits Administration Committee under the Retirement Plan.

1.09	Company shall mean the Corporation with respect to its employees and any Participating Unit (as that term is defined in the Retirement Plan) authorized by the Corporation to participate in the Plan with respect to its employees.

1.10	Company Pension Plan shall mean any tax qualified defined benefit plan other than the Retirement Plan maintained by the Company or an Associated Company.

1.11	Corporation shall mean ITT Corporation, an Indiana corporation, (successor by merger to and formerly known as ITT Industries, Inc.), or any successor by merger, purchase or otherwise.

1.12	Deferred Compensation Program shall mean any nonqualified deferred compensation plan maintained by the Company or an Associated Company.

1.13	Disability or Disabled shall mean “Disability” as defined under Treasury Regs. Section 1.409A-3(i)(4)(i) and (ii) and any subsequent guidance thereto.

1.14	Eligible Employee shall mean a member of the Retirement Plan who is not eligible to participate in the ITT Excess Pension Plan IA or IB.

1.15	ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.16	Excess Benefit Portion shall mean the portion of the Plan which is intended to constitute an unfunded excess benefit plan under Sections 3(36) and 4(b)(5) of Title I of ERISA which provides benefits not otherwise payable under the Retirement Plan due to restrictions imposed by Section 415 of the Code.

1.17	Grandfathered Pre-2005 Benefit shall mean, with respect to a Participant who (i) terminated employment on or prior to December 31, 2008 or (ii) was employed by the Company or an Associated Company on October 1, 2008 and signs and submits his acknowledgement of termination to ITT HQ Compensation Department on or before December 31, 2008 formalizing his date of Termination of Employment in 2009, the portion of such Participant’s Supplemental Benefit, if any, that was accrued and vested before January 1, 2005, determined under the provisions of the Plan without regard to any amendments after October 3, 2004 which would cause a material modification for Code Section 409A purposes, the provisions of Section 409A, the regulations promulgated thereunder and other applicable guidance, adjusted for the passage of time based on actuarial equivalent assumptions and procedures established by the Committee in accordance with the provisions of Treasury Regs. 1.409A-6(a)(3)(iv).

1.18	Participant shall mean an Eligible Employee who is participating in the Plan pursuant to Section 2.01 hereof.

1.19	Plan shall mean the ITT Excess Pension Plan IIA, as set forth herein or as amended from time to time.

1.20	Plan Year shall mean the calendar year.

1.21	Retirement Plan shall mean the ITT Salaried Retirement Plan (formerly known as the ITT Industries Salaried Retirement Plan), as amended from time to time.

1.22	Select Management Portion shall mean the portion of the Plan, other than the Excess Benefit Portion, which is intended to constitute an unfunded deferred compensation plan for a select group of management or highly compensated employees under Title I of ERISA.

1.23	Specified Employee shall mean a “specified employee” as such term is defined in the Income Tax Regulations under Section 409A as modified by the rules set forth below:
(a)	For purposes of determining whether a Participant is a Specified Employee, the compensation of the Participant shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c) 2(d)(3) (wages within the meaning of Code section 3401(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 57(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed).

(b)	The “Specified Employee Identification Date” means December 31, unless the Compensation Committee of the Board has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company or any Associated Company.

(c)	The “Specified Employee Effective Date” means the first day of the fourth month following the Specified Employee Identification Date or such earlier date as is selected by the Compensation Committee of the Board.
1.24	Supplemental Benefit shall mean the monthly benefit payable to a Participant as determined under Section 2.02.

1.25	409A Supplemental Benefit shall mean the portion of a Participant’s Supplemental Benefit, if any, in excess of his Grandfathered Pre-2005 Benefit.

1.26	Termination of Employment shall mean a “Separation from Service” as such term is defined in the Treasury Regs. under Section 409A of the Code, as modified by the rules described below:
(a)	An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence pursuant to Company policies shall incur a Termination of Employment on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave (eighteen month anniversary for a disability leave of absence) or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract or pursuant to Company policies. For this purpose, a “disability leave of absence” is an absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the employee to be unable to perform the duties of his job or a substantially similar job.;

(b)	For purposes of determining whether another organization is an Associated Company of the Corporation, common ownership of at least 50% shall be determinative;

(c)	The Corporation specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Termination of Employment with respect to the executive providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.

Whether Termination of Employment has occurred shall be determined by the Committee in accordance with Code Section 409A, the regulations promulgated thereunder, and other applicable guidance, as modified by rules described above. The terms or phrases “terminates employment,” “termination of employment,” “employment is terminated,” or any other similar terminology shall have the same meaning as a “Termination of Employment.”

ARTICLE II. PARTICIPATION; AMOUNT AND PAYMENT OF BENEFITS
2.01	Participation
(a)	Each Eligible Employee who is a Participant in the Plan as of December 31, 2008 shall continue to be a Participant in the Plan, subject to the provisions of paragraph (d) below. An Eligible Employee whose retirement allowance or vested benefit under the Retirement Plan exceeds the limitations imposed by Code Section 415(b) or Code Section 4019a)(17) shall become a Participant in the Plan.

(b)	Each Eligible Employee’s annual retirement allowance or vested benefit which at the time of payment under the Retirement Plan exceeds the limitations imposed by Code Section 415(b) (or prior to January 1, 2000, Code Section 415(e)) shall be payable from the Excess Benefit Portion of the Plan.

(c)	Each Eligible Employee’s annual retirement allowance or vested benefit at the time of payment under the Retirement Plan is limited by reason of the Code Section 401(a)(17) limitation on Compensation (as that term is defined in the Retirement Plan) shall be payable from the Select Management Portion of the Plan.

(d)	A Participant’s participation in the Plan shall terminate upon the Participant’s death or other Termination of Employment with the Company and all Associated Companies, unless a benefit is payable under the Plan with respect to the Participant or his Beneficiary under the provisions of this Article II.
2.02	Amount of Supplemental Benefits
(a)	A Participant’s Supplemental Benefit under this Article II shall be equal to the excess, if any, of (i) over (ii) as determined below:

(i)	the monthly retirement allowance or vested benefit determined as of such Participant’s Termination of Employment which would have been payable to the Participant under Section 4.02, 4.03, 4.04, 4.05 or 4.06 of the Retirement Plan, whichever is applicable, assuming such benefit commences on the date set forth in Section 2.04(a)(i), (ii) or (iv), whichever is applicable, and
(1)	prior to the application of any offset required pursuant to Section 4.10 or to an applicable Appendix of the Retirement Plan with regard to benefits payable under any other Company Pension Plan;

(2)	without regard to the provisions contained in Section 415 of the Code relating to the maximum limitation on benefits, as incorporated into the Retirement Plan; and

(3)	without regard to the annual limitation on Compensation contained in Section 401(a)(17) of the Code, as incorporated into the Retirement Plan;
over
(ii)	the monthly retirement allowance or vested benefit which would have been payable for the Participant’s lifetime under Section 4.02, 4.03, 4.04, 4.05 or 4.06 of the Retirement Plan, whichever is applicable assuming such benefit commences on the date set forth in Section 2.04(a)(i), (ii) or (iv), whichever is applicable, and determined
(1)	prior to the application of any offset required pursuant to Section 4.10 or an applicable Appendix of the Retirement Plan with regard to benefits payable under any other Company Pension Plan;

(2)	with regard to the provisions contained in Section 415 of the Code relating to maximum limitation benefits as incorporated into the Retirement Plan; and

(3)	with regard to the annual limitation on Compensation contained in Section 401(a)(17) of the Code, as incorporated into the Retirement Plan.

(b)	Except as otherwise provided below, if, after a Participant’s Annuity Starting Date, changes to the Code or ERISA permit the Retirement Plan to provide for payment of a Participant’s monthly retirement allowance or vested benefit in an amount greater than that permissible at that particular Annuity Starting Date, the Participant’s monthly benefit under this Plan shall be reduced by the portion of his retirement allowance or vested benefit thereafter paid from the Retirement Plan. This provision shall not be applicable to any portion of a Participant’s Supplemental Benefit received in the form of a lump sum payment.
2.03	Vesting
(a)	A Participant shall be vested in, and have a nonforfeitable right to, the benefit payable under this Article II to the same extent as the Participant is vested in his Accrued Benefit (as that term is defined in the Retirement Plan) under the provisions of the Retirement Plan.

(b)	Notwithstanding any provision of this Plan to the contrary, in the event of an Acceleration Event, all Participants and their Beneficiaries shall become fully vested in the benefits provided under this Plan.
2.04	Payment of Benefits
(a)	Timing of Payment
(i)	Subject to the provisions of clause (iii) below, the portion of any Participant’s 409A Supplemental Benefit payable under Section 2.02 attributable to the TPP formula (as defined in Section 4.01(b) of the Retirement Plan), to the extent vested pursuant to Section 2.03, shall commence as of the first day of the month following (1) the Participant’s Termination of Employment or (2) if the Participant is not at least age 50 on such date of Termination of Employment and his age and service as of such date does not equal 80 or more, the Participant’s attainment of age 55, if later.

(ii)	Notwithstanding the foregoing provisions of clause (i) above and subject to the provisions of clause (iii) below, the portion of any Participant’s 409A Supplemental Benefit payable under Section 2.02 attributable to the PEP formula (as defined in Section 4.01(c) of the Retirement Plan), to the extent vested pursuant to Section 2.03, shall commence as of the first day of the month following the Participant’s Termination of Employment.

(iii)	Notwithstanding the foregoing if a Participant is classified as a “Specified Employee” on his date of Termination of Employment, the actual payment of a 409A Supplemental Benefit payable under Section 2.02 on account of such Participant’s Termination of Employment for reasons other than death or Disability shall not commence prior to the first day of the seventh month following the Participant’s Termination of Employment. Any payment due the Participant which he would have otherwise received under Section 2.02 during the six month period immediately following such Participant’s Termination of Employment shall be accumulated, with interest, at the IRS Interest Rate (as defined in the Retirement Plan) in accordance with procedures established by the Committee. For the avoidance of doubt, the provisions of this clause (iii) shall not apply to a 409A Supplemental Benefit payable under (1) Section 2.04(c) due to the death of the Participant or (2) Section 2.04(d) due to the Participant’s Disability.

(iv)	Notwithstanding the foregoing, in the event a Participant who incurred a Termination of Employment prior to January 1, 2009 has not commence payment of his 409A Supplemental Benefit as of January 1, 2009, such Participant’s 409A Supplemental Benefit shall commence as of April 1, 2009 (January 1, 2009, with respect to a Participant listed on Appendix B) or, if later, the date specified in clause (i), (ii) or (iii) above, whichever is applicable.

(v)	A Participant’s Grandfathered Pre-2005 Benefit shall commence in accordance with the provisions of the Plan as in effect on October 3, 2004, modified as set forth in Appendix A and without regard to any Plan amendments after October 3, 2004 which would constitute a material modification for Code Section 409A purposes.
(b)	Form of Benefit
(i)	Unless a Participant has a valid election under clause (ii) below in effect, the portion of the Participant’s 409A Supplemental Benefit determined under Section 2.02 attributable to the TPP formula (as defined in Section 4.01(b) of the Retirement Plan) shall be paid in the form of a single life annuity for the life of the Participant, if the Participant is not married on his Annuity Starting Date, or in the form of a 50% joint & survivor annuity, if the Participant is married (or has a Registered Domestic Partner) on his Annuity Starting Date.

(ii)	Subject to the provisions of clause (iii) below, a Participant may elect to convert his 409A Supplemental Benefit payable under Section 2.02 attributable to the TPP formula (as defined in Section 4.01(b) of the Retirement Plan) into an optional annuity of equivalent actuarial value available to that Participant under the provisions of Section 4.07(b) of the Retirement Plan as of his Annuity Starting Date, provided said optional annuity satisfies the definition of “life annuity” as provided in Treasury Regs. 1.409A-(2)(b)(2)(ii) and any further guidance thereto. Such equivalent actuarial value shall be based on the applicable factors set forth in Appendix A of the Retirement Plan.

(iii)	Notwithstanding the foregoing and subject to the provisions of Section 409A of the Code, a Participant’s election to receive his 409A Supplemental Benefit attributable to the TPP formula (as defined in Section 4.01(b) of the Retirement Plan) in an optional annuity form of payment as described in clause (ii) above shall be effective as of the Participant’s Annuity Starting

Date applicable to that portion of his 409A Supplemental Benefit, provided the Participant makes and submits to the Committee in the manner prescribed by the Committee, his election of such optional annuity form prior to such applicable Annuity Starting Date. A Participant who fails to elect an optional annuity form of benefit applicable to the TPP formula portion of his 409A Supplemental Benefit in a timely manner shall receive such benefit in accordance with the provisions of clause (i) above,

(iv)	Notwithstanding the foregoing provisions of this Section 2.04(b), the portion of a Participant’s 409A Supplemental Benefit payable under Section 2.02 attributable to the PEP formula (as defined in Section 4.01(c) of the Retirement Plan) shall be payable in the form of a single lump sum payment. Such lump sum payment shall be calculated on the same basis as provided in Section 4.07(b)(v) of the Retirement Plan using the IRS Mortality Table and IRS Interest Rate (as defined in the Retirement Plan).

(v)	The portion of the Participant’s Grandfathered Pre-2005 Benefit payable under Section 2.02 attributable to the TPP formula (as defined in Section 4.01(b) of the Retirement Plan) shall commence and the form of payment of such benefit shall be determined in accordance with the provisions of the Plan as in effect on October 3, 2004, modified as set forth in Appendix A and without regard to any Plan amendments after that date which would constitute a material modification for Code Section 409A purposes. The portion of the Participant’s Grandfathered Pre-2005 Benefit payable under Section 2.02 attributable to the PEP formula (as defined in Section 4.01(c) of the Retirement Plan) shall be payable in accordance with the provisions of the Plan as in effect on October 3, 2004, modified as set forth in Appendix A and without regard to any Plan amendments after October 3, 2004 which would constitute a material modification for Code Section 409A purposes.

(c)	Death Prior to a Participant’s Annuity Starting Date
(i)	If a Participant entitled to a vested benefit under the Retirement Plan dies (1) before meeting the eligibility requirements for an Automatic Pre-Retirement Survivor’s Benefit under Section 4.08(b) of the Retirement Plan and while in active service with the Company or any Associated Company or while Disabled but before his Annuity Starting Date, or (2) after Termination of Employment with entitlement to a vested benefit hereunder but prior to his Annuity Starting Date, the Participant’s spouse (or Registered Domestic Partner) shall receive a monthly payment for life equal to the monthly income which would have been payable to such spouse (or Registered Domestic Partner) under Section 4.08(a) of the Retirement Plan based on the hypothetical benefit attributable to his Supplemental Benefit as calculated under Section 2.02 hereof assuming payments commence as of the first day of the month following the Participant’s date of death, or attainment of age 55, if later. The portion of such benefit attributable to the Participant’s 409A Supplemental Benefit shall commence as of the first day of the month following the later of the Participant’s date of death, or the Participant’s attainment of age 55 (or in the event clause (iii) is applicable, the date specified in clause (iii).) Notwithstanding the foregoing, the portion of any benefit payable under this clause (i) attributable to the PEP formula portion (as defined in Section 4.01(c) of the Retirement Plan) of the benefit which would have been payable to the spouse (or Registered Domestic Partner) based on the hypothetical 409A Supplemental Benefit as calculated under Section 2.02 shall be determined assuming that portion of the benefit commences as of the first day of the month following the Participant’s date of death (or the date specified in clause (iii), if later) and such benefit shall be payable in the form of a single lump sum payment as of the first day of the month following the Participant’s date of death. This lump sum payment shall be calculated on the same basis as provided in Section 4.08(a)(iii) of the Retirement Plan using the IRS Mortality Table and IRS Interest Rate (as defined in the Retirement Plan). Notwithstanding any Plan provision to the contrary, the portion of any survivor benefit payable under this clause (i) attributable to the Participant’s Grandfathered Pre-2005 Benefit shall be payable in accordance with the provisions of the Plan as in effect on October 3, 2004, modified as set forth in Appendix A, and without regard to any Plan amendments after October 3, 2004 which would constitute a material modification for Code Section 409A purposes.

(ii)	Except as otherwise provided below, in the event a Participant who has satisfied the eligibility requirements for the Automatic Pre-Retirement Survivor’s Benefit under Section 4.08(b) of the Retirement Plan, dies (1) while in active service with the Company or any Associated Company or (2) after his Termination of Employment or the date he becomes Disabled, if earlier, but prior to his Annuity Starting Date, the Participant’s Beneficiary, if any, shall receive a monthly payment for the life of the Beneficiary equal to the monthly income which would have been payable to such Beneficiary under Section 4.08(b) of the Retirement Plan based on the hypothetical retirement benefit attributable to his Supplemental Benefit as calculated under Section 2.02 hereof assuming payments commence on the first day of the month following the Participant’s death (or the date specified in clause (iii), if later). Notwithstanding the foregoing, the portion of any benefit payable under this clause (ii) attributable to the PEP formula portion (as defined in Section 4.01(c) of the Retirement Plan) of the benefit which would have been payable to the Beneficiary based on the hypothetical 409A Supplemental Benefit as calculated under Section 2.02 hereof shall be payable in the form of a single lump sum payment. This lump sum payment shall be calculated on the same basis as provided in Section 4.08(b)(iii) of the Retirement Plan using the IRS Mortality Table and IRS Interest Rate (as defined in the Retirement Plan). The portion of any benefit payable under this clause (ii) attributable to a Participant’s 409A Supplemental Benefit as calculated under Section 2.02 hereof shall commence on the first day of the month following the Participant’s death.

The portion of such survivor benefit payable under this clause (ii) of paragraph (c) attributable to the Participant’s Grandfathered Pre-2005 Benefit shall be paid in accordance with the provisions of the Plan as in effect on October 3, 2004, modified as set forth in Appendix A, and without regard to any Plan amendments after October 3, 2004 which would constitute a material modification for Code Section 409A purposes.

(iii)	Notwithstanding the foregoing, in the event the survivor benefit payable under this Section 2.04(c) to the spouse or Beneficiary of a Participant who died prior to January 1, 2009 has not commenced as of January 1, 2009, such survivor benefit shall commence as of April 1, 2009 or, if later, the date specified in clauses (i) or (ii) above, whichever is applicable.
(d)	Disability prior to Termination of Employment
(i)	Notwithstanding any Plan provision to the contrary, in the event a Participant becomes Disabled prior to his Termination of Employment, the Participant shall be entitled to a Disability Supplemental Benefit equal to the amount determined under the provisions of Section 2.02(a) based on his years of Benefit Service, as such term is defined in the Retirement Plan, accrued to the date he became Disabled plus the years of Benefit Service, as such term is defined in the Retirement Plan, such Participant accrues under the terms of the Retirement Plan after the date he becomes Disabled and prior to his attainment of age 65.

(ii)	The portion of the Disability Supplemental Benefit determined under the provisions of clause (i) in excess of the Participant’s Grandfathered Pre-2005 Benefit shall be paid in accordance with the provisions of paragraph (b) above and payments shall commence on the first day of the month following the month in which the Participant attains age 65.

(iii)	Notwithstanding the foregoing, the portion of the Disability Supplemental Benefit attributable to the Participant’s Grandfathered Pre-2005 Benefit shall be paid in accordance with the provisions of the Plan as in effect on October 3, 2004, modified as set forth in Appendix A, and without regard to any Plan amendments after October 3, 2004 which would constitute a material modification for Code Section 409A purposes.
2.05	Payment Upon the Occurrence of a Change in Control

Upon the occurrence of a Change in Control, (i) all retired Participants then receiving or then entitled to receive a 409A Supplemental Benefit under the Plan, (ii) all former Participants then receiving or then entitled to receive a 409A Supplemental Benefit hereunder, and (iii) all Participants who are then still in active service shall automatically receive, in a single lump sum payment, the 409A Supplemental Benefit remaining due as of the Change in Control to any such retired or former Participant or the benefit, if any, accrued by such active Participant up to the Change in Control event and as determined under Section 2.02 hereof. The amount of such lump sum payment attributable to the PEP formula portion (as defined in Section 4.01(c) of the Retirement Plan) of the Participant’s 409A Supplemental Benefit payable under this Plan not in payment status as of the occurrence of a Change in Control event shall be calculated on the same basis as provided in Section 4.07(b)(v) of the Retirement Plan using the IRS Mortality Table and IRS Interest Rate (as defined in the Retirement Plan) determined as if the date the Change in Control event occurs is the Participant’s Annuity Starting Date. The amount of the lump sum payment attributable to the TPP formula portion of the Participant’s 409A Supplemental Benefit payable under this Plan shall be calculated on an actuarial equivalent basis using (i) the interest rate assumption used by the PBGC for valuing benefits for single employer plans as published by the PBGC for the month in which such Change in Control event occurs and (ii) the mortality table utilized as of the day immediately preceding the date the Change in Control event occurs under the provisions of the Retirement Plan to calculate the amount of a small lump sum cashout. The interest rate for immediate annuities will be used, if the Participant has met the eligibility requirements to retire under the Retirement Plan with an early, normal or postponed retirement allowance as of the Change in Control or is then in receipt of monthly payments under this Plan, otherwise the Plan shall use the interest rate assumption for deferred annuities to the earliest date the Participant could have commenced payment of such benefit or, if it results in a larger lump sum, his Normal Retirement Date (as defined under the Retirement Plan). If the Participant is not in receipt of his monthly 409A Supplemental Benefit payments under this Plan as of the Change in Control, the calculation of a lump sum payment hereunder of the portion of the Participant’s accrued benefit payable under this Plan attributable to the TPP formula portion (as defined under Section 4.01(b) of the Retirement Plan) shall be based on the Participant’s 409A Supplemental Benefit payable under Section 2.02 attributable to such TPP formula as if it were paid in the form of a single life annuity to the Participant commencing on the Participant’s Annuity Starting Date; provided, however, if the Participant has not met the eligibility requirements to retire under the Retirement Plan with an early, normal or postponed retirement allowance, the calculation of such lump sum payment shall be based on the Participant’s accrued 409A Supplemental Benefit payable under Section 2.02 attributable to such TPP formula as if it were paid in the form of a single life annuity to the Participant commencing on the earliest date he could have commenced payment of such benefit. In no event, however, shall the lump sum payment determined under the preceding sentence be less than the lump sum payment based on the Participant’s accrued 409 Supplemental Benefit payable under Section 2.02 attributable to such TPP formula as if it were paid in the form of a single life annuity to the Participant commencing on his Normal Retirement Date. The calculation of a lump sum payment hereunder shall be made on the basis of the Participant’s age (and Beneficiary’s age, if applicable) at the Change in Control and without regard to the possibility of any future changes after the Change in Control in the amount of benefits payable hereunder because of future changes in the limitations referred to in Section 2.02. The lump sum payment shall be made as within 90 days following the date the Change in Control event occurs. In the event the Participant dies after such Change in Control event occurs but before receiving such payment, the lump sum payment shall be made to his Beneficiary. This lump sum payment represents a complete settlement of all benefits on the Participant’s behalf under the Plan.

For avoidance of doubt, upon the occurrence of an Acceleration Event, (either prior, after or simultaneously with the occurrence of a Change of Control) the provisions of Section 2.05 of the Plan as in effect on October 3, 2004 without regard to any Plan amendments after October 3, 2004 which would constitute a material modification for Code Section 409A purposes shall be applicable to a Participant’s Grandfathered Pre-2005 Benefit.

2.06	Reemployment of Former Participant or Retired Participant

If a Participant who retired or otherwise terminated employment with the Company and all Associated Companies is reemployed as an employee by the Company or an Associated Company, such reemployment shall have no impact on the payment or timing of payment of any 409A Supplement Benefits earned prior to reemployment.

ARTICLE III. GENERAL PROVISIONS
3.01	Funding
(a)	All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Corporation. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Corporation, to the extent not paid from the assets of any trust established pursuant to paragraph (b) below.

(b)	The Corporation may, for administrative reasons, establish a grantor trust for the benefit of Participants in the Plan. The assets placed in said trust shall be held separate and apart from other Corporation funds and shall be used exclusively for the purposes set forth in the Plan and the applicable trust agreement, subject to the following conditions:
(i)	the creation of said trust shall not cause the Plan to be other than “unfunded” for purposes of Title I of ERISA;

(ii)	the Corporation shall be treated as “grantor” of said trust for purposes of Section 677 of the Code; and

(iii)	the agreement of said trust shall provide that its assets may be used upon the insolvency or bankruptcy of the Corporation to satisfy claims of the Company’s general creditors and that the rights of such general creditors are enforceable by them under federal and state law.
(c)	To the extent that any person acquires a right to receive payments under the Plan, such right shall be no greater than the right of any unsecured creditor of the Corporation.

3.02	Duration of Benefits

Benefits shall accrue under the Plan on behalf of a Participant only for so long as the provisions of Section 415 or 401(a)(17) of the Code limit the benefits that are payable under the Retirement Plan.

3.03	Discontinuance and Amendment

The Board of Directors reserves the right to modify, amend, or discontinue in whole or in part, benefit accruals under the Plan at any time. However, no modification, amendment, or discontinuance shall adversely affect the right of any Participant to receive the benefits accrued as of the date of such modification, amendment or discontinuance and after the occurrence of an Acceleration Event, no modification or amendment shall be made to Sections 2.03 or 2.05. Notwithstanding the foregoing, following any amendment and except as provided in Article II with respect to lump sum payments hereunder, benefits may be adjusted as required to take into account the amount of benefits payable under the Retirement Plan after the application of the limitations referred to in Section 2.02.

3.04	Termination of Plan

The Board of Directors reserves the right to terminate the Plan at any time, provided, however, that no termination shall be effective retroactively. As of the effective date of termination of the Plan,
(a)	the benefits of any Participant or Beneficiary whose benefit payments have commenced shall continue to be paid, but only to the extent such benefits are not otherwise payable under the Retirement Plan because of the limitations referred to in Section 2.02, and

(b)	no further benefits shall accrue on behalf of any Participant whose benefits have not commenced, and such Participant and his Beneficiary shall retain the right to benefits hereunder; provided that, on or after the effective date of termination,

(i)	the Participant is vested under the Retirement Plan; and

(ii)	such benefits are not at any time otherwise payable under the Retirement Plan because of the limitations imposed by IRC Section 415 or Section 401(a)(17).
All other provisions of this Plan shall remain in effect.

3.05	Plan Not a Contract of Employment

This Plan is not a contract of employment, and the terms of employment of any Participant shall not be affected in any way by this Plan or related instruments, except as specifically provided therein. The establishment of this Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Corporation to discharge any person and to treat him without regard to the effect which such treatment might have upon him under this Plan. Each Participant and all persons who may have or claim any right by reason of his participation shall be bound by the terms of this Plan and all agreements entered into pursuant thereto.

3.06	Facility of Payment

In the event that the Committee shall find that a Participant is unable to care for his affairs because of illness or accident or is a minor or has died, the Committee may, unless claim shall have been made therefore by a duly appointed legal representative, direct that any benefit payment due him, to the extent not payable from a grantor trust, be paid on his behalf to his spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Corporation and the Plan therefore.

3.07	Withholding Taxes

The Company and an Associated Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

3.08	Nonalienation

Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits.

3.09	Forfeiture for Cause

In the event that a Participant shall at any time be convicted of a crime involving dishonesty or fraud on the part of such Participant in his relationship with the Company or an Associated Company, all benefits that would otherwise be payable to him or to a Beneficiary under the Plan shall be forfeited.

3.10	Transfers
(a)	Notwithstanding any Plan provision to the contrary, in the event the Corporation (i) sells, causes the sale of, or sold the stock or assets of any employing company in the controlled group of the Corporation to a third party or (ii) distributes or distributed to the holders of shares of the Corporation’s common stock all of the outstanding shares of common stock of a subsidiary or subsidiaries of the Corporation, and, as a result of such sale or distribution, such company (or subsidiary) or its employees are no longer eligible to participate hereunder, the liabilities with respect to the benefits accrued under this Plan for a Participant who, as a result of such sale or distribution, is no longer eligible to participate in this Plan, shall, at the discretion and direction of the Corporation (and approval by the new employer), be transferred to a similar plan of such new employer and become a liability thereunder. Upon such transfer (and acceptance thereof by such new employer) the liabilities for such transferred benefits shall become the obligation of the new employer and the liability under this Plan for such benefits shall then cease.

(b)	Notwithstanding any Plan provision to the contrary, at the discretion and direction of the Corporation, liabilities with respect to benefits accrued by a Participant under a plan maintained by such Participant’s former employer may be transferred to this Plan and upon such transfer shall become the obligation of the Corporation.
3.11	Acceleration of or Delay in Payments

The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treasury Regs. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treasury Regs. Section 1.409A-2(b)(7).

3.12	Indemnification.

The Company, the members of the Committee, and the officers, employees and agents of the Company shall, unless prohibited by any applicable law, be indemnified against any and all liabilities arising by reason of any act or failure to act in relation to the Plan including, without limitation, expenses reasonably incurred in the defense of any claim relating to the Plan, amounts paid in any compromise or settlement relating to the Plan and any civil penalty or excise tax imposed by any applicable statute, if
(a)	the act or failure to act shall have occurred
(i)	in the course of the person’s service as an officer, employee or agent of the Company or as a member of the Committee, or as the plan administrator; or

(ii)	in connection with a service provided with or without charge to the Plan or to the Participants or Beneficiaries of the Plan, if such service was requested by the Committee or the plan administrator; and
(b)	the act or failure to act is in good faith and in, or not opposed to, the best interests of the Corporation.

This determination shall be made by the Corporation and, if such determination is made in good faith and not arbitrarily or capriciously, shall be conclusive.

The foregoing indemnification shall be from the assets of the Corporation. However, the Corporation’s obligation hereunder shall be offset to the extent of any otherwise applicable insurance coverage under a policy maintained by the Corporation or any other person, or other source of indemnification.

3.13	Claims Procedure
(a)	Submission of Claims

Claims for benefits under the Plan shall be submitted in writing to the Committee or to an individual designated by the Committee for this purpose.

(b)	Denial of Claim

If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within 90 days following the date on which the claim is filed, which notice shall set forth
(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan’s claim review procedure, including information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits for requesting a review.
If special circumstances require an extension of time for processing the claim, written notice of an extension shall be furnished to the claimant prior to the end of the initial period of 90 days following the date on which the claim is filed. Such an extension may not exceed a period of 90 days beyond the end of said initial period.

If the claim has not been granted and written notice of the denial of the claim is not furnished within 90 days following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.

(c)	Claim Review Procedure

The claimant or his authorized representative shall have 60 days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Committee, and may review pertinent documents and submit issues and comments in writing within such 60-day period.

Not later than 60 days after receipt of the request for review, the persons designated by the Company to hear such appeals (the “Appeals Committee”) shall render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Plan provisions on which it is based. If special circumstances require an extension of time for processing, the decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review, provided that written notice and explanation of the delay are given to the claimant prior to commencement of the extension. Such decision by an Appeals Committee shall not be subject to further review. If a decision on review is not furnished to a claimant within the specified time period, the claim shall be deemed to have been denied on review.

(d)	Exhaustion of Remedy

No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the procedures set forth in this section.
3.14	Construction
(a)	The Plan is intended to constitute both an excess benefit arrangement and an unfunded deferred compensation arrangement maintained for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and all rights under this Plan shall be governed by ERISA. Subject to the preceding sentence, the Plan shall be construed, regulated and administered under the laws of the State of New York, to the extent such laws are not superseded by applicable federal law.

(b)	The masculine pronoun shall mean the feminine wherever appropriate.

(c)	The illegality of any particular provision of this document shall not affect the other provisions and the document shall be construed in all respects as if such invalid provision were omitted.

(d)	The headings and subheadings in the Plan have been inserted for convenience of reference only, and are to be ignored in any construction of the provisions thereof.

(e)	The Plan shall be construed, regulated and administered in accordance with the laws of the State of New York, subject to the provisions of applicable federal laws

ARTICLE IV. PLAN ADMINISTRATION
4.01	Responsibility for Benefit Determination

The benefit of a Participant or Beneficiary under this Plan shall be determined either by the Committee, as provided in Section 4.02 below, or such other party as is authorized under the terms of any grantor trust.

4.02	Duties of Committee

The Committee shall calculate, in accordance with Article II, the benefit of each Participant or Beneficiary under the Plan. To the extent a Participant’s, spouse’s or Beneficiary’s benefit are payable from the Plan, the Committee shall have full discretionary authority to resolve any question which shall arise under the Plan as to any person’s eligibility for benefits, the calculation of benefits, the form, commencement date, frequency, duration of payment, or the identity of the Beneficiary. Such question shall be resolved by the Committee under rules uniformly applicable to all person(s) or employee(s) similarly situated. It is the intent of the Corporation that the provisions of Plan comply with the provisions of Section 409A of the Code, any regulations and other guidance promulgated with respect thereto and the provisions of the Plan shall be interpreted to be consistent therewith.

4.03	Procedure for Payment of Benefits Under the Plan

With respect to any benefit to which a Participant or Beneficiary is entitled under this Plan, the Committee (i) shall direct the commencement of benefit payments hereunder in accordance with the applicable procedures established by the Corporation, the Company and/or the Committee regarding the disbursement of amounts from the general funds of the Corporation and (ii) shall arrange, in conjunction with any other applicable excess benefit plan, for the payment of benefits under this Plan and/or any other applicable excess benefit plan.

4.04	Compliance

With respect to benefits hereunder subject to Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and the provisions hereof shall be interpreted in a manner that satisfies the requirements of Code Section 409A and the regulations thereunder, and the Plan shall be operated accordingly. If any provision of the Plan would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict. The Plan has been administered in good faith compliance with Section 409A and the guidance issued thereunder from January 1, 2005 through December 31, 2008.

APPENDIX A
Provisions Applicable to a Participant’s Grandfathered Pre-2005 Supplemental Benefit
This Appendix A constitutes an integral part of the Plan and is applicable with respect to the Grandfathered Pre-2005 Benefit of those individuals who were Participants in the Plan on December 31, 2004. The portion of a Participant’s Benefit, if any, determined under the provisions of Section 2.02 and Section 2.04(d) of the foregoing provisions of the Plan equal to his Grandfathered Pre-2005 Benefit is subject to the provisions of the Plan as in effect on October 3, 2004, modified as set forth in this Appendix A and without regard to any Plan amendments after October 3, 2004 which would constitute a material modification for Code Section 409A purposes. Section references in this Appendix A correspond to appropriate Sections of the said Plan as in effect on October 3, 2004 as set forth in Appendix C.
Article II — Participation Amount and Payment of Benefits
For purposes of Article II, the terms/phrases “termination of employment,” “terminates employment,” “retirement”, “employment is terminated” or other similar language shall mean, with respect to a Participant, the complete cessation of providing services to the Company and all Associated Companies as an employee.
Section 2.04 Payment of Benefits
(a)	Retirement or Termination of Employment Effective on and After December 31, 1995
(i)	Following a Participant’s retirement or termination of employment with the Company and all Associated Companies other than by reason of death, a Participant shall receive his Grandfathered Pre-2005 Benefit in the same form and at the same time as the Participant receives his corresponding retirement allowance or vested benefit under the Retirement Plan, except as otherwise provided below.

If a Participant becomes Disabled (as defined in Article I of the foregoing provisions of the Plan) prior to his Termination of Employment, the portion of his Disability Supplemental Benefit equal to his Grandfathered Pre-2005 Benefit shall be paid at the same time and in the same form as the Retirement Plan benefit is paid.

(ii)	Notwithstanding the foregoing provisions of clause (i) above, the portion of his Grandfathered Pre-2005 Benefit attributable to the PEP formula (as defined in Section 4.01(c) of the Retirement Plan shall be payable in the form of a lump sum payment and effective as of January 1, 2008 the Participant’s right to convert such PEP formula portion of his Grandfathered Pre-2005 Benefit into a form of life annuity is eliminated.
(b)	Death Prior to a Participant’s Annuity Starting Date
(i)	The portion of the death benefit determined under Section 2.04(b)(i) of the foregoing provisions of this Plan attributable to a Participant’s Grandfathered Pre-2005 Benefit payable to a Participant’s spouse (or Registered Domestic Partner) shall be paid in the same form and at the same time said spouse (or Registered Domestic Partner) receives payment under the Automatic Vested Spouse Benefit of the Retirement Plan. Notwithstanding the foregoing, effective on and after January 1, 2008, the portion of any benefit payable under this clause (i) attributable to the PEP formula (as defined in Section 4.01(c) of the Retirement Plan) based on his Grandfathered Pre-2005 Benefit shall be payable in a single lump sum payment and effective as of January 1, 2008, the spouse’s (or Registered Domestic Partner’s) right to convert such PEP formula portion of his Grandfathered Pre-2005 Benefit into a form of life annuity is eliminated.

(ii)	The portion of the death benefit determined under Section 2.04(b)(ii) of the foregoing provisions of the Plan attributable to a Participant’s Grandfathered Pre-2005 Benefit shall be payable to the Participant’s Beneficiary at the same time said Beneficiary would have received a Pre-Retirement Survivor’s Benefit under Section 4.08(b) of the Retirement Plan, provided, however, the portion of such survivor benefit attributable to the PEP formula (as defined under Section 4.01(c) of the Retirement Plan) shall be paid in a single lump sum payment and effective as of January 1, 2008, the Beneficiary’s right to convert such PEP formula portion of his Grandfathered Pre-2005 Benefit into a form of life annuity is eliminated.
Section 2.05 Payment Upon the Occurrence of an Acceleration Event
In the event an Acceleration Event occurs, regardless of whether or not such event satisfies the definition of a Change in Control event as defined in the foregoing provisions of this Plan, the provisions of this Section 2.05 shall apply to the Participant’s Grandfathered Pre-2005 Benefit.

APPENDIX B

Name
James Crumley, Jr.

James Faughnan

John Krochmal

Ralph Meoni

Louis Dollive

Sean Osborne

Calvin Gorrel

Randolph Lopez

Melvin Hershey

Frank Koester

APPENDIX C
Provisions of the Plan as in effect on October 3, 2004
This Appendix C constitutes a part of this Plan and contains the Plan provisions as in effect on October 3, 2004.